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                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:                [  ] Confidential, For Use of the
[  ] Preliminary Proxy Statement             Commission Only (as permitted by
[X] Definitive Proxy Statement               Rule 14a-6(e)(2))
[  ] Definitive Additional Materials
[  ] Soliciting Material Under Rule 14a-12

                                Razorfish, Inc.
                       ---------------------------------
               (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  (1) Title of each class of securities to which transaction applies:

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  (2)  Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4)  Proposed maximum aggregate value of transaction:

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  (5)  Total fee paid:

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[  ]  Fee paid previously with preliminary materials.

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[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount previously paid:

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  (2)  Form, Schedule or Registration Statement no.:

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  (3)  Filing Party:

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  (4)  Date Filed:

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

                           [LOGO OF RAZORFISH, INC.]
                                Razorfish, Inc.
                                32 Mercer Street
                            New York, New York 10013

                                  June 6, 2000

Dear Stockholder,

   I am pleased to invite you to the Annual Meeting of Stockholders of Razorfish, Inc. The meeting will be held on July 6, 2000, starting at 10:00 a.m., Eastern Standard Time, at the offices of Razorfish, Inc., 32 Mercer Street, New York, New York 10013.

   Important information concerning the matters to be acted upon at the Annual Meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. After careful consideration, our Board of Directors has unanimously approved the two proposals described in the Proxy Statement and recommends that you vote FOR each proposal.

   The Board of Directors has fixed the close of business on May 22, 2000 as the record date for determining those stockholders who are entitled to notice of and to vote at the meeting and any adjournment thereof.

   Your vote is important. Registered stockholders can vote their shares over the Internet, by using a toll-free telephone number or by mailing back a traditional proxy card. Voting over the Internet, by telephone or written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Instructions for using these convenient services are provided in the Proxy Statement and on the proxy card. Mailing your completed proxy card or using Razorfish's Internet or telephone voting procedures will not prevent you from voting in person at the Annual Meeting if you wish to do so.

   Our Board of Directors and members of management look forward to meeting personally those stockholders who attend the Annual Meeting.

   A copy of our Annual Report to Stockholders for the year 1999 is included in this mailing to all stockholders entitled to notice of and to vote at the Annual Meeting.

                                          Sincerely yours,

                                          /s/ JEFFREY A. DACHIS
                                          ---------------------------------
                                          Jeffrey A. Dachis
                                          Chief Executive Officer

                                RAZORFISH, INC.

                                32 Mercer Street

                            New York, New York 10013

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held July 6, 2000

To the Stockholders of RAZORFISH, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Razorfish, Inc., a Delaware corporation (the "Company" or "Razorfish"), will be held at the offices of Razorfish, Inc., 32 Mercer Street, New York, New York 10013, on Thursday, July 6, 2000, at 10:00 a.m., Eastern Standard Time, for the following purposes:

     1. ELECTION OF DIRECTORS. To elect five members of the Board of Directors to serve until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified;

     2. APPROVAL AND RATIFICATION OF AMENDMENT TO THE 1999 STOCK INCENTIVE PLAN. To increase the number of shares reserved for issuance under the 1999 Stock Incentive Plan by 14,778,100 shares to 21,902,912; and

     3. OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on May 22, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

   Whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, use Razorfish's Internet voting procedures or cast your vote via telephone, to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card or use Razorfish's Internet or telephone voting procedures and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ JEFFREY A. DACHIS
                                          ---------------------------------
                                          Jeffrey A. Dachis
                                          Chief Executive Officer

New York, New York
June 6, 2000

                                                          To be Mailed to
                                                           Stockholders
                                                     on or about June 7, 2000

                                RAZORFISH, INC.
                                32 Mercer Street
                            New York, New York 10013

                                PROXY STATEMENT

General Information

   This Proxy Statement is furnished to the stockholders of Razorfish, Inc., a Delaware corporation (the "Company" or "Razorfish"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, July 6, 2000 at 10:00 a.m., Eastern Standard Time, at the offices of Razorfish, Inc., 32 Mercer Street, New York, New York 10013, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Revocability of Proxy

   Any proxy given pursuant to this solicitation and any votes cast using Razorfish's Internet or telephone voting procedures may be revoked by the person giving it at any time before it is exercised by: (1) delivering to the Company (to the attention of the Company's Secretary) a written notice of revocation or a duly executed proxy bearing a later date; (2) casting a later vote using the Internet or telephone voting procedures; or (3) attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

   The solicitation of proxies will be conducted primarily by mail, and the Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of Razorfish' s Class A Common Stock, par value $.01 per share (the "Common Stock"). The Company has retained American Stock Transfer & Trust Company to aid in the distribution of the proxy materials. Distribution of the materials is anticipated not to exceed $45,000 plus reimbursement of reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, the Company may solicit proxies by personal interview, telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

   The close of business on May 22, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of April 30, 2000 there were 93,121,278 shares of Razorfish's Common Stock outstanding and entitled to vote at the Annual Meeting, held by 35,009 stockholders of record. The presence at the Annual Meeting of a majority, or 46,560,640 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each holder of shares of Common Stock issued and outstanding on the Record Date is entitled to one vote for each such share held on each matter of business to be considered at the Annual Meeting.

   If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. If a proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified in the proxy, unless it is properly revoked prior thereto. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker "non-votes" as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner.

   Election as a director requires a plurality of the votes cast at the Annual Meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Consequently, only the number of votes "for" and "against" affect the outcome, and abstentions and broker "non-votes" will have no impact on the election of directors, except to the extend that failure to vote for an individual results in another individual receiving a larger number of votes.

   If no specification is made on the proxy as to the proposal, the shares represented by the proxy will be voted FOR the election of the nominees for directors named herein, FOR the approval and ratification of amendments to the 1999 Stock Incentive Plan, and with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxy holders.

Voting By Telephone or The Internet

   Stockholders can save the Company expense by voting their shares over the telephone or by voting on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder. (General Corporation Law of the State of Delaware, Section 212(c)) The voting procedures available to stockholders for the Annual Meeting are designed to authenticate each stockholder by use of a Control Number, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

   Stockholders may go to www.voteproxy.com to vote on the Internet. They will be required to provide the Control Numbers contained on their proxy cards. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also vote by calling 1-(800) 776-9437 (toll-free) and following the recorded instructions.

   Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company's proxy card. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent.

   The method of voting used will not limit a stockholder's right to attend the Annual Meeting.

Receiving Proxy Materials on The Internet

   Stockholders may sign up on the Internet to receive future proxy materials and other stockholder communications on the Internet instead of receiving printed materials by mail. This will reduce the Company's printing and postage costs. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. You can access the Internet site at www.voteproxy.com for additional information and to sign up. You will be asked to enter the Control Number contained on your proxy card.

   When proxy materials for the Annual Meeting to be held in the year 2001 are ready for distribution, those who have accepted electronic receipt will receive e-mail notice of their Control Numbers and the Internet site for viewing proxy materials and for voting. Acceptance of electronic receipt will remain in effect until it is withdrawn; it can be withdrawn at any time by contacting the transfer agent.

   Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Razorfish Common Stock that is held for you by a broker or bank, you may contact that broker or bank to find out whether this service is available to you.

Stockholder Proposals for the 2001 Annual Meeting

   Any stockholder proposal which is intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received at the Company's principal executive offices, 32 Mercer Street, New York, New York 10013 Attention:
Secretary, by no later than January 15, 2001, if such proposal is to be considered for inclusion in the Company's proxy statement and proxy for that meeting. In order for a stockholder proposal, which is not included in Razorfish's proxy statement or form of proxy, to be considered timely for the 2001 annual meeting, the stockholder proposal must be received no later than April 11, 2001. Stockholders who intend to bring business before the meeting must also comply with the applicable procedures set forth in the Company's By-Laws. The Company will furnish copies of such By-Law provisions upon written request to the Secretary of the Company at the aforementioned address.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

   The Company's By-Laws authorize the number of directors to be not less than three nor more than twelve. The number of directors on the Board currently consists of five members. Messrs. Kjell Nordstrom, Michael Pehl, Per I.G. Bystedt, and Jonas S.A. Svensson resigned in May of 2000.

   At the Annual Meeting, the stockholders will elect five directors, who will serve a one-year term until the annual meeting of stockholders to be held in 2001 or until a successor is elected or appointed and qualified or until such director's earlier resignation or removal. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected. Proxies received will be voted "FOR" the election of all nominees unless otherwise directed. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, five directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE ELECTION OF THE NOMINEES NAMED BELOW.

Information Concerning Nominees

   Certain information about each of the nominees is set forth below. Each director has served continuously with the Company since his first election as indicated below.

          Name           Age                   Position                   Director Since
          ----           ---                   --------                   --------------
Jeffrey A. Dachis.......  33 Chief Executive Officer, Treasurer
                              and Director                                     1995
Craig M. Kanarick.......  33 Chief Scientist, Vice Chairman of the Board,
                              Secretary and Director                           1995
Michael S. Simon........  36 Executive Vice President--Business Affairs,
                              General Counsel and Director                     2000
Carter F. Bales(1)(2)...  61 Director                                          1999
Pat A. Loconto(1)(2)....  62 Director                                          2000

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   Jeffrey A. Dachis, a co-founder of Razorfish, has served as Chief Executive Officer, Treasurer and a director of Razorfish since its inception in January 1995. Mr. Dachis was also President of Razorfish until May 2000 when Mike Pehl was appointed President. Mr. Dachis is also Chief Executive Officer and a director of Razorfish Studios, Inc. d/b/a RSUB ("RSUB"). He devotes substantially all of his time to the management of Razorfish. See "Certain Transactions." Mr. Dachis holds a B.A. degree in dance and dramatic literature from SUNY Purchase and an M.A. degree in media/entertainment business from New York University.

   Craig M. Kanarick, a co-founder of Razorfish, has been a Vice Chairman of the Board of Razorfish since January 1999, Chief Scientist of Razorfish since August 1998 and Secretary and a director of Razorfish since its inception in January 1995. Mr. Kanarick was Chairman of the Board of Razorfish from its inception until January 1999. Mr. Kanarick is Chairman of the Board, Chief Creative Officer, Secretary and a director of RSUB. He is also a director of the New York New Media Association and Rhizome Communications, Inc., a non-profit digital arts corporation. Mr. Kanarick devotes substantially all of his time to the management of Razorfish. See "Certain Transactions." Mr. Kanarick holds a B.A. degree in philosophy and a B.S. degree in computer science from the University of Pennsylvania and an M.S. degree in visual studies from the MIT Media Lab at the Massachusetts Institute of Technology.

   Michael S. Simon has been a director of Razorfish since May 2000 and has been Executive Vice President--Business Affairs of Razorfish since November 1998 and General Counsel of Razorfish since July 1998. Mr. Simon was Senior Vice President of Business Affairs of Razorfish from July 1998 to November 1998, and he was Razorfish's Vice President of Business Affairs from October 1996 to July 1998. Prior to joining Razorfish, Mr. Simon was a Senior Director of Legal Affairs for Polygram Records, Inc. from April 1995 to October 1996. From November 1993 to April 1995, he was an associate at the law firm Levine Thall Plotkin & Mennin, LLP. Mr. Simon is also the President and a director of RSUB. Mr. Simon was also the President of Simon Ventures, Ltd., an artist management and management consulting firm that he founded, from October 1996 until Simon Ventures was sold to RSUB in February 1999. He devotes a substantial portion of his time to the management of Razorfish. See "Certain Transactions." Mr. Simon holds a B.A. degree in American studies from Amherst College and a J.D. degree from Columbia University.

   Carter F. Bales has been a director of Razorfish since March 1999. Mr. Bales has served as a managing director of The Wicks Group of Companies, L.L.C., a private equity investment firm specializing in certain segments of the communications, information and media industries that he co-founded, since June 1998. From June 1965 until June 1998, Mr. Bales was a director and served in various other senior positions at McKinsey & Company, Inc., an international management consulting firm. Since leaving McKinsey in 1998, Mr. Bales has provided continued services to McKinsey as an outside consultant and as a member of McKinsey's Advisory Council.

   Pat A. Loconto has been a director of Razorfish since May 2000. Mr. Loconto has served as the Chief Executive Officer of Deloitte Consulting, the global consulting arm of Deloitte Touche Tohmatsu since September of 1996. From December 1989 until September of 1996, Mr. Loconto served as National Managing Director of Management Consulting Services for Deloitte & Touche, U.S.A.

Meetings and Committees of the Board of Directors

   During 1999, the Board met eleven times and acted by written consent thirteen times. Razorfish has an Audit Committee and a Compensation Committee upon which both Messrs. Bales and Loconto serve. Mr. Loconto replaced Mr. Nordstrom on each committee upon Mr. Nordstrom's resignation from the Board in May 2000. No Director attended fewer than 75% of the aggregate of either (1) the total number of Board meetings held during the period for which he was a Director, except for Kjell Nordstrom who did not attend 5 meetings and John Wren who did not attend three meetings, or (2) the total number of committee meetings of the Board, on which he served, held during the period for which he was a Director.

   The Compensation Committee met three times in 1999 and acted by written consent three times in 1999. The Compensation Committee supervises and makes recommendations with respect to compensation levels of key employees and all benefit plans involving employees of Razorfish. It approves, upon the recommendation of the President or other appropriate officer, the terms of employment of all officers of Razorfish (except the Chairman of the Board and the President) and recommends the terms of employment of the Chairman of the Board and the President to the Board of Directors for approval.

   The Audit Committee held one meeting in 1999. The Audit Committee reviews the preparations for and the scope of the audit of Razorfish's annual financial statements, reviews drafts of such statements, makes recommendations as to the engagement and fees of the independent auditors and monitors the functioning of Razorfish's accounting and internal control systems by meeting with representatives of management, the independent auditors and the internal auditors. The Committee has direct access to the independent auditors, the internal auditors and counsel to Razorfish and performs such other duties relating to the maintenance of the proper books of account and records of Razorfish and other matters as the Board of Directors may assign from time to time.

   The Company does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole. Any stockholder which wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with the applicable procedures set forth in the Company's By-Laws. The Company will furnish copies of such By-Law provisions upon written request to the Company's principal executive offices, 32 Mercer Street, New York, NY 10013, Attention:
Secretary.

Audit Committee Report

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report, the Compensation Committee Report and the Performance Graph set forth elsewhere in this Proxy Statement shall not be deemed to be incorporated by reference into any such filings.

   In December 1999, the Securities and Exchange Commission approved the amendments to The Nasdaq Stock Market, Inc.'s rules relating to the structure and membership on the audit committee of companies whose stock is traded on Nasdaq. In response to these new requirements, on May 26, 2000, the Board adopted a charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Exhibit A. Pursuant to the charter, the Audit Committee makes recommendations as to the engagement and fees of the independent auditors, reviews the preparations for and the scope of the audit of Razorfish's annual financial statements, reviews drafts of such statements and monitors the functioning of Razorfish's accounting and internal control systems by meeting with representatives of management, the independent auditors and the internal auditors.

   In November 1999, the Audit Committee determined that it was in the best interest of the Company to replace Arthur Andersen LLP as its independent auditors and recommended that the Board engage PricewaterhouseCoopers as the Company's independent auditors. During the fiscal years ended 1997 and 1998 and any subsequent interim period, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference to the subject matter of the disagreement in its reports. Arthur Andersen's report on Razorfish's financial statements for the fiscal years ended December 31, 1998 and 1997 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

   On February 11, 2000, the audit committee met to discuss the fourth quarter earnings and to discuss the resignation of its chief financial officer, Lawrence Begley.

   In February 2000, the Audit Committee met with members of the PricewaterhouseCoopers engagement team to review the results of the 1999 audit. During this meeting, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 1 with PricewaterhouseCoopers. PricewaterhouseCoopers delivered the written disclosures and letter required by Independence Standards Board Standard No. 1. This Standard requires auditors to communicate, in writing, at least annually, all relationships between the auditors and the Company that, in the auditor's professional judgement, may reasonably be thought to affect the auditor's independence. The Audit Committee has received this disclosure and discussed with PricewaterhouseCoopers its independence from the Company. In addition, the Audit Committee discussed the audited financial statements for 1999 and the results of the audit with the Company's management. Based upon its meetings with PricewaterhouseCoopers and its review of the audited financial statements, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

   The Audit Committee plans to meet with PricewaterhouseCoopers again in 2000 to review the scope of the 2000 audit.

   Submitted by the Audit Committee:

Carter F. Bales
Kjell A. Nordstrom, former member, resigned after the completion of this report

Directors Compensation

   Directors who are also employees of Razorfish receive no additional compensation for their services as directors. Directors who are not employees of Razorfish do not receive a fee for attendance in person at meetings of the Board of Directors or committees of the Board of Directors, but they are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with the attendance of meetings.

Compensation Committee Interlocks and Insider Participation

   The Company's Compensation Committee consists of Messrs. Bales and Loconto, who replaced Mr. Nordstrom in May 2000. Neither member of this Committee is a present or former officer or employee of the Company or any of its subsidiaries. Mr. Nordstrom, a former member of the Committee, has served as a director of Geelmuyden-Kiesse AS, an indirect subsidiary of Razorfish, since 1996. Neither member of this Committee served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board or Compensation Committee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934 (Beneficial Ownership Reporting)

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and The Nasdaq Stock Market, Inc. Copies of these reports are also required to be delivered to the Company.

   The Company believes, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, that during the fiscal year ended December 31, 1999, that Messrs. Dachis, Kanarick, Bystedt, Eriksson, Svensson, Bales, Nordstrom and Wren were inadvertently late in filing a Form 3 reporting their elections as directors of the Company. In addition, Mr. Orensten was inadvertently late in filing his Form 4 in December to report exercises of stock options that occurred in September. Mr. Maheu inadvertently failed to file his Form 4 for exercises of options that occurred in August and a sale of stock that occurred in November and had to file these transactions on his Form 5.

Information Concerning Executive Officers

   The executive officers of the Company as of the date of this Proxy Statement, other than Messrs. Dachis, Kanarick and Simon, are identified below, together with information regarding the business experience of such officers. Information regarding the business experience of Messrs. Dachis, Kanarick and Simon is set forth above under the heading "Information Concerning Nominees." Each executive officer is elected annually by the Company's Board of Directors and serves at the pleasure of the Board.

   Name                       Age Position
   ----                       --- --------
   John Roberts..............  33 Chief Financial Officer
   Susan Murphree(1).........  33 Executive Vice President--Mergers and
                                   Acquisitions, Integration and Treasury
   Michael Pehl..............  38 President and Chief Operating Officer
                                  Executive Vice President--North American
   Jean-Philippe Maheu.......  36  Operations
                                  Executive Vice President--European
   Anders Eriksson...........  29  Operations
                                  Executive Vice President--Global
   Evan Orensten.............  34  Communications

    --------
    (1) Mrs. Murphree's former name was Susan Black.

   John Roberts became Chief Financial Officer of Razorfish in April of 2000. Prior to joining Razorfish, Mr. Roberts was a partner of PricewaterhouseCoopers LLP since 1998, and served at various positions at PricewaterhouseCoopers LLP since 1988. Mr. Roberts holds a B.S. in accounting from Boston College and is a Certified Public Accountant.

   Susan Murphree has been Executive Vice President--Mergers and Acquisitions, Integration and Treasury of Razorfish since the acquisition of International Integration Incorporated ("i-Cube"). She was Chief Financial Officer of Razorfish from January 1998 until the i-Cube acquisition and served as acting Chief Financial Officer in February and March of 2000. Prior to joining Razorfish, Mrs. Murphree was Chief Financial Officer of the New York office of TBWA Chiat/Day Inc., an advertising agency, from March 1996 to December 1997. Prior to the merger of TBWA International and Chiat/Day, Mrs. Murphree was International Controller for TBWA from May 1994 to February 1996. From August 1988 to April 1994, Mrs. Murphree worked for Arthur Andersen LLP in various positions, including manager. Mrs. Murphree holds a First Class B.S. degree in economics from Loughborough University and is a member of the Institute of Chartered Accountants of England and Wales.

   Michael Pehl has been President of Razorfish since May 2000 and Chief Operating Officer of Razorfish since Razorfish's acquisition of i-Cube in November 1999. Mr. Pehl also served as a director of Razorfish until May 2000. Prior to Razorfish's acquisition of i-Cube, he served as Chief Executive Officer of i-Cube since June 1996 and chairman of its Board of Directors since July 1996. From March 1994 to May 1996, Mr. Pehl was Chief Executive Officer of Deloitte & Touche Consulting Group/ICS, the global SAP and Baan package implementation group of Deloitte Touche Tohmatsu International, a global accounting and consulting firm. From January 1991 until March 1994, Mr. Pehl was Chief Executive Officer of ICS, a systems implementation firm that he founded and sold to Deloitte & Touche in 1994. Prior to founding ICS, Mr. Pehl was employed by SAP AG and SAP America from July 1986 to December 1990 where he held various positions in the consulting and development organizations. Mr. Pehl was a member of the SAP AG team that relocated to the United States in 1987 and established SAP America.

   Jean-Philippe Maheu has served as Executive Vice President--North American Operations of Razorfish since January 1999. He was Executive Vice President of Corporate Development of Razorfish from December 1997 until December 1998. Mr. Maheu served as Vice President of Business Development and Strategy of Razorfish from July 1997 until December 1997. From February 1995 to June 1997, Mr. Maheu served as a principal of Gunn Partners, a management consulting firm. From September 1989 to January 1995, Mr. Maheu was a consultant and manager of A.T. Kearney, an international management consulting firm. Mr. Maheu holds a M.S. degree in information systems from Pierre and Marie Curie University-- Paris and an M.B.A. degree in finance and marketing from the J.L. Kellogg Graduate School of Management at Northwestern University.

   Anders Eriksson has been Executive Vice President--European Operations for Razorfish since May 1999. He was previously Business Area Manager of Media and Telecom for Spray/Razorfish Stockholm. From August 1995 through July 1997, Mr. Eriksson was Consultant and Manager of Bossard Consultants (international management consulting firm). From August 1997 though September 1998, he was Senior Consultant at Gemini Consulting (an international management consulting firm). From April 1994 through July 1995, he was responsible for interactive TV at Everyday, a member of the Kinnevik Group.

   Evan Orensten has served as Executive Vice President--Global Communications of Razorfish since January 1999. From June 1997 to January 1999, he was Managing Director of Razorfish's New York office. Mr. Orensten served as a Vice President and Senior Interactive Strategist of Siegel & Gale, a consulting firm, from January 1995 to May 1997. Mr. Orensten holds an A.B. degree in Asian studies from Vassar College and an M.B.A. degree in international business from L'Ecole des Haute Etudes Commerciales.

Relationships Among Directors or Executive Officers

   There are no family relationships among any of the directors or executive officers of the Company.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

   The following table sets forth compensation earned, whether paid or deferred by the Company's Chief Executive Officer and its other four most highly compensated executive officers during the years ended December 31, 1999 and December 31, 1998 (the "Named Executive Officers") for services rendered in all capacities to the Company.

                                                        Long term
                              Annual Compensation      compensation
                                      (1)                 awards
                             ------------------------- ------------
                                                        Securities
                                                        underlying
                                                         options
                                                         (shares)
                                                       ------------
                                                                     All other
Name and principal position  Year  Salary      Bonus       (2)      compensation
---------------------------  ---- --------    -------- ------------ ------------
Jeffrey A. Dachis (3)....... 1999 $ 54,000(3)    $ --   1,100,000      $  --
 Chief Executive Officer and 1998  104,000       5,000        --          --
  Treasurer
Michael Pehl................ 1999  300,000    $202,500    131,250         --
 Chief Operating Officer     1998  260,000     167,700        --       20,737(4)
Lawrence P. Begley.......... 1999  280,000     126,000    105,000       2,400(5)
 Former Chief Financial      1998  250,000     118,250        --        1,020(6)
 Officer and Executive Vice
 President
Jean-Philippe Maheu......... 1999  131,250     125,000    125,000         --
 Executive Vice President--  1998  125,000      13,500        --          --
 North American Operations
Michael Simon............... 1999   96,042      50,000    310,000         --
 Executive Vice President--  1998   71,500      30,000        --          --
 Business Affairs and
 General Counsel

--------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total annual salary and bonus for the Named Executive Officer for such year.
(2) The Company did not grant any restricted stock awards or stock appreciation rights during the years ended 1999 or 1998. The Company does not have any long-term incentive plan.
(3) Mr. Dachis' annual salary was reduced in April 1999 from $104,000 to $36,000 and subsequently raised to $40,000 in October 1999 and $300,000 in December 1999.
(4) Represents life insurance premiums paid on behalf of Mr. Pehl.
(5) Represents the Company's matching contributions under i-Cube's 401(k) Plan.
(6) Represents life and health insurance premiums paid on behalf of Mr. Begley. The amount of the bonus paid to each Named Executive Officer was partially based upon the financial results of Razorfish during 1999 and partially based on the decision of the Chief Executive Officer.

Option Grants in Fiscal 1999

   The following table sets forth information regarding stock options granted pursuant to the 1999 Stock Incentive Plan during 1999 to each of the Named Executive Officers.

                                         Percent of total
                                         options granted
                                           to employees                           Potential realized
                                             (net of                               value at assumed
                                           forfeitures)   Individual             annual rates of stock
                                          in fiscal Year    grants                price appreciation
                            Number of     Ended December  exercise or               for option term
                           underlying          31,        base price  Expiration ---------------------
Name                     options granted       1999       (per share)    date        5%         10%
----                     --------------- ---------------- ----------- ----------     --     ----------
Jeffrey A. Dachis.......    1,000,000(1)      10.20%        $40.63     12/15/09  25,548,844 64,745,787
                              100,000(2)       1.02%        $12.50     08/10/09     786,118  1,992,178
Michael Pehl............          -- (3)        --             --           --          --         --
Lawrence P. Begley......          -- (3)        --             --           --          --         --
Jean Philippe-Maheu
 (5)....................       10,000(4)       0.10%        $ 8.00      4/26/09      50,312    127,499
                               20,000(2)       0.20%        $ 8.00      4/26/09     100,623    254,999
                               60,000(2)       0.61%        $12.50     08/10/09     471,671  1,195,307
Michael Simon (5).......       20,000(4)       0.20%        $ 8.00      4/26/09     100,623    254,999
                               37,500(2)       0.38%        $ 5.16      4/26/09     121,573    308,090
                              162,500(2)       1.66%        $ 8.00      4/26/09     817,563  2,071,865
                               60,000(2)       0.61%        $12.50     08/10/09     471,671  1,195,307

--------
(1) Options vest in 36 equal monthly installments beginning on the date of grant.
(2) Options vest one-third on the first anniversary of the date of the grant and thereafter in 24 equal monthly installments.
(3) Mr. Pehl and Mr. Begley each received a total of 2,610,764 and 1,023,748 options of Razorfish Common Stock in connection with Razorfish's acquisition of i-Cube in November of 1999. These options are fully vested.
(4) Options vest immediately.
(5) Does not include options granted in February 2000 for services rendered in 1999.

   The values set forth in the last two columns of the table set forth above represent the gain that the Named Executive Officer would realize assuming that
(1) such officer exercises all of the options granted at the end of their respective terms and (2) the value of a share of Razorfish's Common Stock has increased annually by a rate of 5% and 10% during the term of the option. These growth rates are prescribed by the Securities and Exchange Commission. By including these values in this Proxy Statement, Razorfish does not intend to forecast the possible appreciation of its Common Stock or to establish a present value of these options. In addition, the Named Executive Officer will not realize any gain unless there is an increase in Razorfish's stock price.

Fiscal Year-End Option Values

   The following table sets forth certain information with respect to the Named Executive Officers regarding the stock options exercised during 1999. It shows the aggregate number of unexercised options to purchase Common Stock granted in all years and held by the Named Executive Officers as of December 31, 1999, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the Common Stock) as of December 31, 1999. The value of unexercised options at year-end is based on the December 31, 1999 closing price of $47.56 per share of common stock as reported on the Nasdaq National Market and as adjusted to take into account the 2 for 1 stock split that occurred in February of 2000.

                                                Number of securities
                                               underlying unexercised     Value of unexercised
                                               options at fiscal year-    in the money options
                           Shares                        end               at fiscal year-end
                          acquired    Value   ------------------------- -------------------------
Name                     on exercise realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Jeffrey A. Dachis.......      --     $   --       94,443    1,105,557   $ 3,330,172  $11,819,828
Michael Pehl............      --         --    2,610,122          --    119,558,682          --
Lawrence P. Begley......      --         --    1,023,748          --     46,402,098          --
Jean-Philippe Maheu.....   52,528    735,392      29,192      132,522     1,298,848    5,366,816
Michael Simon...........   20,000    353,750      20,000      260,000       791,250    9,782,500

Employment and Non-Competition Agreements

   Employment and non-competition agreements with Mr. Dachis

   Razorfish has entered into an employment agreement with Mr. Dachis, pursuant to which Mr. Dachis serves as President, Chief Executive Officer and Treasurer. Although in 1998 Mr. Dachis was paid an annual base salary of $104,000, as of April 1999, his salary was reduced to $36,000 per annum and subsequently raised to $40,000 in October 1999 and $300,000 in December 1999. His salary may be increased in accordance with Razorfish's salary review and budget policies. In addition, pursuant to the terms of the agreement, Mr. Dachis serves as a director of Razorfish without any additional compensation.

   The initial term of Mr. Dachis' employment agreement expires on December 31, 2001. Upon the expiration of the initial term, the agreement remains in effect and may be terminated by either party upon six months' prior written notice. In addition, at any time after June 30, 2001, Razorfish may, at its option, elect to place Mr. Dachis on "leave of absence status" during which time he will no longer be responsible for his duties but will be entitled to payment of his salary and the other benefits provided in the agreement.

   The agreement also contains customary provisions relating to the protection of confidential information and non-solicitation of Razorfish's employees or clients upon the executive's termination of employment.

   Razorfish has also entered into a non-competition agreement with Mr. Dachis. The agreement provides that Mr. Dachis will not, until the later of December 31, 2001 and the termination of his employment with Razorfish, (1) solicit business of the type performed by Razorfish from any Razorfish client, (2) solicit Razorfish's employees or (3) render services of the type performed by Razorfish for any Razorfish client. A Razorfish client includes any person that is a client at the time of, or during the two-year period prior to, termination of such employee's employment and prospective clients to whom Razorfish has made a presentation during the one-year period prior to such termination.

   Employment and non-competition agreement with Mr. Pehl

   Razorfish has entered into an employment agreement with Mr. Pehl which became effective upon consummation of the acquisition of i-Cube, November 2, 1999. Pursuant to this employment agreement, Mr. Pehl serves as Chief Operating Officer, is paid an annual base salary of $300,000 and receives up to $4,000 per month in housing allowance to rent an apartment in New York City. Mr. Pehl was also appointed President of Razorfish in May 2000. Mr. Pehl is also eligible to receive a bonus for 1999 of up to 75% of his base salary, subject to the terms and conditions of the i-Cube bonus plan, and will be eligible to receive a bonus in 2000 as determined by the Compensation Committee of the Razorfish Board of Directors.

   The initial term of the agreement is one year and the agreement automatically renews for successive one-year terms unless terminated by either party 60 days prior to the then-current term.

   The agreement contains customary provisions relating to the protection of confidential information, and non-solicitation of Razorfish's employees or clients upon the executive's termination of employment. The agreement also provides that during the term of the agreement and for six months after his employment terminates, Mr. Pehl will not compete with the business of Razorfish.

   Employment agreement with Mr. Maheu

   Razorfish has also entered into an employment agreement with Mr. Maheu. Mr. Maheu serves as Executive Vice President--North American Operations. His annual base salary is $150,000. The initial term of Mr. Maheu's employment agreement expired on June 30, 1999, but the agreement is automatically renewable for successive one-year terms unless terminated by either party 90 days prior to the scheduled renewal date.

   Mr. Maheu is also eligible to participate in Razorfish's bonus and profit-sharing programs. The agreement also contains customary provisions relating to assignment to Razorfish of proprietary information developed during employment, the protection of confidential information, and non-solicitation of Razorfish's employees or clients upon the executive's termination of employment.

Compensation Committee Report on Executive Compensation

   Scope of the Committees' Work.

   The Compensation Committee of Razorfish's Board of Directors has the authority and responsibility to establish the overall compensation strategy for Razorfish, including salary and bonus levels, to administer the stock option and benefit plans and to review and make recommendations to the Board with respect to the compensation of Razorfish's executive officers. The current members of the Compensation Committee are Messrs. Bales and Loconto, each of whom is a non-employee director within the meaning of Section 16 of the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Code. The Compensation Committee was established in March 1999; prior thereto, compensation decisions and grants of stock options were made by the Board.

   Executive Compensation Philosophy and Policies

   Razorfish's overall compensation philosophy is to provide a total compensation package that is competitive and enables Razorfish to attract, motivate, reward and retain key executives and other employees who have the skills and experience necessary to promote the short and long-term financial performance and growth of the Company.

   1999 was a year of dramatic growth for Razorfish. In response to that growth, the Company added a number of new executive offices to its ranks, including an Executive Vice President--Mergers and Acquisitions, Integration and Treasury, Executive Vice President--North American Operations, Executive Vice President--North European Operations and Executive Vice President--Global Communications.

   The Compensation Committee recognizes the critical role of its executive officers in the significant growth and success of the Company to date and its future prospects. Accordingly, Razorfish's executive compensation policies are designed to (1) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company's financial performance, (2) provide compensation that will attract and retain talented professionals, (3) reward individual results through base salary, annual cash bonuses, long-term incentive compensation in the form of stock options and various other benefits and (4) manage compensation based on skill, knowledge, effort and responsibility needed to perform a particular job successfully.

   In establishing salary, bonuses and long-term incentive compensation for its executive officers, the Compensation Committee takes into account both the position and expertise of a particular executive, as well as the Committee's understanding of competitive compensation for similarly situated executives in the Company's industry.

   Executive Compensation

   Base Salary. Salaries for executive officers for 1999 were generally determined by the Board of Directors on an individual basis at the time of hiring. The majority of Razorfish's executives were hired prior to the formation of the Compensation Committee. For 2000, the Compensation Committee will review the base salaries of the executive officers by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

   Bonus. Until the formation of the Compensation Committee, Razorfish had no formal bonus plan. The amount of cash bonuses paid to executives was partially based upon the financial results of Razorfish and partially based on the decision of the Chief Financial Officer. Mr. Maheu received a bonus of $125,000, and Mrs. Murphree and Mr. Simon each received bonus of $50,000 for their services in 1999. Certain executive officers were also paid a bonus in the form of stock option grants. A total of 530,000 option shares were granted as a bonus to the following executives for their service in fiscal 1999: Mr. Maheu (125,000), Mrs. Murphree (100,000), Mr. Simon (100,000), Mr. Orensten (75,000), Mr. Kanarick (100,000), Mr. Eriksson (30,000). Both the cash and the option bonuses, however, for performance in fiscal 1999 were all paid in the year 2000.

   Long-Term Incentive Awards. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of executives with the long-term interests of Razorfish's stockholders and encourages executives to remain in Razorfish's employ. The Company grants stock options in accordance with its various stock option plans. Grants are awarded based on a number of factors, including the individual's level of responsibility, the amount and term of options already held by the individual, the individual's contributions to the achievement of Razorfish's financial and strategic objectives, and industry practices and norms.

   Compensation of the Chief Executive Officer

   Mr. Dachis, who has served as Razorfish's President and Chief Executive Officer since its formation in January 1995, was paid a base salary of $104,000 until April, 1999 when his base salary was reduced to $36,000 and subsequently raised to $40,000 in October 1999 and then to $300,000 in December 1999. He was not paid a cash bonus but was granted options during the year to purchase 1,100,000 shares of Common Stock at the then fair market value for his service to the Company in 1999.

   In September 1996, the Company entered into an Employment Agreement with Mr. Dachis (see "Employment and Non-Competition Agreements" above) pursuant to which he serves as President and Chief Executive Officer. However, Mr. Pehl became President of the Company in May 2000. Mr. Dachis' salary and other compensation and the terms of his employment agreement have been established by reference to the salaries and equity participations of other chief executive officers of companies in the Company's industry and in recognition of Mr. Dachis' unique skills and importance to the Company.

   Internal Revenue Code Section 162(m) Limitation

   Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the Company's executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid to Razorfish's executive officers in 1999 did not exceed the $1 million limit per officer. The 1999 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to the Company's executive officers to no more than $1 million. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant.

Submitted by the Compensation Committee:

Carter F. Bales
Kjell A. Nordstrom, former member, resigned after the completion of this report.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   In November 1999, Razorfish changed its certifying accountants from Arthur Andersen LLP to PricewaterhouseCoopers LLP. Razorfish's Audit Committee recommended and its Board of Directors approved the appointment of PricewaterhouseCoopers as its certifying accountant.

   During the fiscal years ended 1997 and 1998 and any subsequent interim period, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference to the subject matter of the disagreement in its reports. Arthur Andersen's report on Razorfish's financial statements for the fiscal years ended December 31, 1998 and 1997 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

   Razorfish has appointed PricewaterhouseCoopers as its independent accountants for its 2000 fiscal year. John Roberts, Jr., a former partner of PricewaterhouseCoopers, is currently Razorfish's Chief Financial Officer. Because Mr. Roberts' father, John Roberts, is a partner of PricewaterhouseCoopers based in New York, Razorfish's appointment of PricewaterhouseCoopers may not comply with certain SEC independence interpretations relating to geographic separation of a partner of an accounting firm from a close relative who holds an important position with an audit client. Because the senior Mr. Roberts has no responsibilities in connection with PricewaterhouseCoopers's audit practice, Razorfish believes that PricewaterhouseCoopers's independence is not affected by his proximity to his son and the Razorfish headquarters. For this reason, PricewaterhouseCoopers is in the process of consulting with the SEC about this matter. There can be no assurance as to the outcome of these consultations; however, if not favorably resolved by the time that PricewaterhouseCoopers is required to review the financial statements for Razorfish's fiscal quarter ended June 30, 2000, the Company will select other auditors. Unless the Company is required to select a different independent public accountant, representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting to respond to appropriate questions and to make statements should they desire to do so.

                                 PROPOSAL NO. 2
                    APPROVAL AND RATIFICATION OF AMENDMENTS
                        TO THE 1999 STOCK INCENTIVE PLAN

   The Company's stockholders are being asked to approve an amendment to the Company's 1999 Stock Incentive Plan. The proposed amendment to the 1999 Stock Incentive Plan will increase the number of shares reserved for issuance under the 1999 Stock Incentive Plan by 14,778,100 shares to 21,902,912.

   This amendment to the 1999 Stock Incentive Plan will enable the Company to continue to grant awards as needed to attract employees and other service providers. The 1999 Stock Incentive Plan is intended to enhance the Company's ability to provide individuals with awards and incentives commensurate with their contributions and competitive with those offered by other employers, and to increase stockholder value by further aligning the interests of these individuals with the interests of the Company's stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The Board of Directors believes that the Company's long term success is dependent upon the ability of the Company to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to the Company.

   The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for adoption of Proposal No. 2.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
               OF THE AMENDMENTS TO THE 1999 STOCK INCENTIVE PLAN

   The following summary of the 1999 Stock Incentive Plan, including the proposed amendments, is subject in its entirety to the specific language of the 1999 Stock Incentive Plan, a copy of which is available to any stockholder upon request.

General Description

   In March 1999, Razorfish's Board of Directors adopted and the stockholders approved the 1999 Stock Incentive Plan. In connection with the i-Cube acquisition, the 1999 Stock Incentive Plan was amended in November 1999 to provide for the issuance of a total of up to 7,124,812 shares of Common Stock. On February 2, 2000, the Board of Directors approved an amendment to the 1999 Stock Incentive Plan, conditioned upon and not to take effect until approved by the Company's stockholders, to increase the number of shares of common stock reserved for issuance under the 1999 Stock Incentive Plan by 7,778,100 shares. On April 7, 2000, the Board of Directors approved an amendment to the 1999 Stock Incentive Plan, conditioned upon and not to take effect until approved by the Company's stockholders, to increase the number of shares of common stock reserved for issuance under the 1999 Stock Incentive Plan by 7,000,000 shares.

   The 1999 Stock Incentive Plan permits the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code only to employees of the Company or any parent or subsidiary corporation of the Company. Non-qualified stock options may be granted to employees, directors and consultants. As of April 30, 2000, options to purchase a total of 6,912,906 shares held by 1258 optionees were outstanding as of such date at a weighted average exercise price of $29.94 per share, and 420,511 shares remained available for future grant under the 1999 Stock Incentive Plan. As of that same date, the number of employees, directors and consultants eligible to receive grants under the 1999 Stock Incentive Plan was approximately 1536 persons.

   The 1999 Stock Incentive Plan provides for the grant of options, including incentive stock options and non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares or any combination thereof (collectively, the "Awards") with the exercise price of awards that is established by the Compensation Committee, and, in the case of an incentive stock option the exercise price must be equal to at least 100% of the fair market value of a share of the Common Stock on the date of grant. The Compensation Committee determines the terms and provisions of each award granted under the 1999 Stock Incentive Plan, including the vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment, payment contingencies and satisfaction of any performance criteria.

   Amendment to Increase Shares Reserved. The current number of shares reserved for issuance under the 1999 Stock Incentive Plan is 7,124,812. The proposed amendment to the 1999 Stock Incentive Plan provides that the number of shares reserved for issuance will be increased by 14,778,100 shares to a total reserve of 21,902,912 shares.

   Administration. The 1999 Stock Incentive Plan is administered by the Compensation Committee. The Compensation Committee is authorized to construe, interpret and implement the provisions of the 1999 Stock Incentive Plan, to select the Key Persons to whom awards will be granted, to determine the terms and provisions of awards and, with the consent of the grantee, to amend the terms of any outstanding award. The determinations of the Compensation Committee are made in its sole discretion and are conclusive. The committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). With respect to Awards subject to Code Section 162(m), the committee will be comprised solely of two or more "outside directors" as defined under Code
Section 162(m) and applicable tax regulations. For grants of Awards to individuals not subject to Rule 16b-3 and Code Section 162(m), the Board may authorize one or more officers to grant such Awards.

   Amendment and Termination. The Board of Directors may, without stockholder approval, amend, suspend or terminate the 1999 Stock Incentive Plan at any time or from time to time, unless stockholders approval is required by law or the amendment, suspension or termination affects awards that have already been granted. Unless sooner terminated by the Board of Directors, the provisions of the 1999 Stock Incentive Plan terminate on the tenth anniversary of the adoption of the 1999 Stock Incentive Plan by the Board of Directors. All awards made under the 1999 Stock Incentive Plan prior to its termination remain in effect until they are satisfied or terminated. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein, the Company will obtain stockholder approval of any amendment to the 1998 Stock Incentive Plan in such a manner and to such a degree as required. The 1999 Stock Incentive Plan will terminate on March 19, 2009 unless previously terminated by the Board.

   Other Terms. Subject to any action that may be required by the stockholders of Razorfish, the Compensation Committee may, in its discretion, proportionately adjust the number and price of outstanding awards, and the number of shares authorized for issuance under the 1999 Stock Incentive Plan, in the event of a stock dividend, stock split, recapitalization or other corporate action having a similar effect on the capitalization of Razorfish. In the event of a Change in Control, Corporate Transaction or Related Entity Disposition (each as defined in the 1999 Stock Incentive Plan), the Compensation Committee has the authority to accelerate the vesting schedule of, release from restrictions on transfer of and terminate repurchase or forfeiture rights with respect to any outstanding award. The Compensation Committee may establish programs that provide for the exchange of awards for one or more other types of awards by certain Key Persons and the grant of certain types of awards to one or more classes of Key Persons. In addition, the Compensation Committee may at any time offer to buy out for cash or shares of Common Stock any outstanding award.

   Tax consequences. The following description of the tax consequences of awards under the 1999 Stock Incentive Plan is based on present Federal tax laws, and does not purport to be a complete description of the tax consequences of the 1999 Stock Incentive Plan.

   The tax consequences of options and restricted stock granted under the 1999 Stock Incentive Plan will generally be the same as the tax consequences of options and restricted stock granted under the 1997 Stock Option Plan. In the case of a stock appreciation right, upon exercise of such right the holder will be taxed at ordinary income rates on the amount of cash and the fair market value of the other property received. Subject to the limitation described below, Razorfish will be entitled to a deduction at the same time and in the same amount as the holder has income. The tax consequences of other kinds of awards will depend on the particular terms and conditions of such awards. In general, in case of other awards, it is anticipated that such awards will result in ordinary income to the recipient and a deduction to the Company; however, the amount and timing of such income and any such deduction will depend on the time and conditions of the award.

   Limitations on Razorfish's compensation deduction. Although it is anticipated that certain awards under the 1999 Stock Incentive Plan will, pursuant to Section 162(m) of the Code, meet the requirements to avoid a limit on deductibility, no assurances can be given that all awards will meet such requirements. Specifically, awards of restricted stock will be subject to the limitation on deductibility imposed by Section 162(m) of the Code. Accordingly, the 1999 Stock Incentive Plan limits to 500,000 the number of options and stock appreciation rights that may be granted to an employee in any one fiscal year, ensuring compliance under the requirements of Code Section 162(m) for compensation attributable to the 1999 Stock Incentive Plan intended to qualify as deductible performance-based compensation.

   The foregoing is only a summary of the current effect of federal income taxation upon the holder and the Company with respect to the shares purchased under the 1999 Stock Incentive Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a grantee's death or the income tax laws of any municipality, state or foreign country to which the grantee may be subject.

   Amended Plan Benefits. As of the date of this Proxy Statement, no executive officer, director and no associates of any executive office or director, has been granted any options subject to stockholder approval of the proposed amendment. The benefits to be received pursuant to the 1999 Stock Incentive Plan amendments by the Company's executive officer's directors and employees are not determinable at this time.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 30, 2000 by:

  (1) each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by Razorfish to own beneficially 5% or more of the Common Stock;

  (2) Razorfish's directors, nominees and Named Executive Officers; and

  (3) all directors and executive officers of Razorfish as a group.

   As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from April 30, 2000 through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 93,121,278 shares of Common Stock outstanding as April 30, 2000. The information concerning share numbers provided in this section has been adjusted to reflect the Company's two-for-one common stock split that was effected on February 24, 2000 and the resignation of Mr. John Wren as a director of the Company, which became effective as of March 31, 2000.

   Although listed in the table below, Messrs. Bystedt and Svensson do not own directly any shares of Common Stock. They are listed due to their affiliation with Spray Ventures, which is a direct holder of Common Stock. See notes 2 and 4 to the table.

                                                             Beneficial
                                                             Ownership
                                                         ----------------------
          Name and address of beneficial owner(1)          Number       Percent
          ---------------------------------------        ----------     -------
   Spray Ventures AB(2)................................. 10,421,913(2)   11.19
    Nybrogatan 55
    114 85 Stockholm, Sweden
   Per I.G. Bystedt(2)(3)............................... 10,421,913(4)   11.19
   Jonas S. A Svensson(2)(3)............................ 10,704,706(4)   11.50
   Omnicom Group, Inc.(5)............................... 11,916,666(5)   12.80
    c/o Communicade Inc.
    437 Madison Avenue
    New York, New York 10022
   Jeffrey A. Dachis....................................  4,935,406(6)    5.30
   Craig M. Kanarick....................................  4,700,592(7)    5.05
   Michael Pehl.........................................  2,510,122(8)    2.70
    101 Main Street
    Cambridge, Massachusetts 02142
   Jean-Philippe Maheu..................................    125,872(9)       *
   Michael Simon........................................    112,973(10)      *
   Carter F. Bales......................................      8,887(11)      *
   Kjell A. Nordstrom...................................     17,887(12)      *
   All directors and executive officers as a group...... 23,225,545(13)  24.94

--------
*  Less than 1%
(1) Unless otherwise noted, the address of each of the persons listed is 32 Mercer Street, New York, New York 10013.

(2) Per Bystedt and Jonas Svensson, each of whom is an officer and director of Razorfish, collectively own more than 10% of the outstanding voting stock of Spray Ventures AB. There is no agreement among these individuals as to the voting of their shares of Spray Ventures. Spray Ventures is a publicly held company in Sweden. In February 1999, the board of directors of Spray Ventures approved the issuance of warrants to purchase certain of the shares of Razorfish Common Stock owned by Spray Ventures to approximately 200 shareholders including Messrs. Bystedt and Svensson. Each Spray Ventures' shareholder received one warrant for each common share of Spray Ventures owned by such shareholder. Each warrant gives the holder the right to purchase four shares of Razorfish Common Stock at a per share purchase price of SEK 32 ($3.52 based upon the May 12, 2000 exchange rate of SEK 9.0810=$1.00). Spray Ventures has issued an aggregate of 472,738 warrants to purchase an aggregate of 3,781,904 shares of common stock. The warrant holders are entitled to exercise the warrants during the period commencing on October 22, 1999 and ending on the day which is 45 days after the underlying Razorfish Common Stock is registered with the Securities and Exchange Commission. If all such warrants were to be exercised in full, the number of shares of Razorfish Class A Common Stock held by Spray Ventures AB would be 6,640, 009.
(3) The principal business address of Messrs. Bystedt and Svensson is c/o Razorfish AB, Nybrogatan 55, Stockholm 11485, Sweden.
(4) Represents shares of Common Stock beneficially held by Spray Ventures. Messrs. Bystedt and Svensson are members of the board and shareholders of Spray Ventures. However, none of Messrs. Bystedt or Svensson or any other member of the board of Spray Ventures, acting alone, has voting or investment power with respect to Razorfish's Common Stock directly or indirectly beneficially owned by Spray Ventures and, as a result, each of Messrs. Bystedt and Svensson disclaim beneficial ownership of these shares. Spray Ventures is a publicly held company in Sweden. As of December 31, 1999, Messrs. Bystedt and Svensson held 80,664 and 395,784 warrants, respectively, to purchase shares of Razorfish Common Stock. Prior to exercise of such warrants and receipt of such shares, no voting or dispositive powers exist for such shares.
(5) The shareholder of record is Communicade, a wholly owned subsidiary of Omnicom. Omnicom is a publicly held company.
(6) Includes 349,814 shares of Common Stock subject to options that are currently exercisable by Mr. Dachis.
(7) Includes 115,000 shares of Common Stock subject to options that are currently exercisable by Mr. Kanarick.
(8) Represents shares of Common Stock subject to options that are currently exercisable by Mr. Pehl. These shares of Common Stock subject to options were received by Mr. Pehl in connection with the i-Cube acquisition.
(9) Includes 35,275 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 30, 2000 by Mr. Maheu.
(10) Includes 92,773 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 30, 2000 by Mr. Simon. Also includes 200 shares of Common Stock held by FiFi Simon, Mr. Simon's wife, the beneficial ownership of which is disclaimed by Mr. Simon.
(11) Includes 3,887 shares of Common Stock subject to options that are exercisable within 60 days of April 30, 2000 by Mr. Bales.
(12) Includes 3,887 shares of Common Stock subject to options that are exercisable within 60 days of April 30, 2000 by Mr. Nordstrom.
(13) Includes shares held by Spray Ventures, the beneficial ownership of which is attributed to but disclaimed by Messrs. Bystedt and Svensson, and 6,396,538 options held by directors and offices and exercisable on or within 60 days of April 30, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Transactions with Omnicom

   In September 1996, Razorfish, Communicade (f/k/a JWL Associates Corp.) and Messrs. Dachis and Kanarick, officers and directors of Razorfish, entered into the Shareholders Agreement, which remained in effect until January 5, 1999, the closing date of the Spray acquisition. Pursuant to the terms of the agreement, Omnicom agreed that, as long as it was a shareholder of Razorfish, it would provide Razorfish with a $2.0 million working capital line of credit and an acquisition line of credit to be used for the purchase of "new media" companies.

   In connection with the Spray acquisition, Razorfish, Communicade, Spray Ventures and Messrs. Dachis and Kanarick entered into the Stockholders Agreement which replaced the Shareholders Agreement and terminated on April 30, 1999, the closing date of Razorfish's initial public offering. Pursuant to the terms of the Stockholders Agreement, Communicade provided the working capital line of credit and the acquisition line of credit to Razorfish on the same terms and conditions as were set forth in the Shareholders Agreement.

   Razorfish repaid all outstanding amounts borrowed under the working capital line of credit in February 1999 with the proceeds from the exercise of the 10% option by Communicade described below. The first $1.0 million of principal amount outstanding bore no interest and additional amounts bore interest at a rate set from time to time by Omnicom. At the time Razorfish repaid this debt, there was a total of $1.3 million outstanding, and the applicable interest rate was 5.95%. The working capital line of credit was secured by a first priority lien on Razorfish's assets. This lien was released at the time of repayment. This line of credit terminated upon the closing of Razorfish's initial public offering.

   Razorfish repaid all outstanding amounts under the acquisition line of credit in April, 1999 with the proceeds of the initial public offering. At the time Razorfish repaid this debt, there was a total of $4.0 million outstanding and the applicable interest rate was 5.95%.

   Pursuant to the terms of the Stockholders Agreement, Communicade was granted an option to purchase from Razorfish the number of shares of Common Stock equal to 10% of Razorfish's Common Stock on a fully diluted basis on the date the option was exercised. In February 1999, before Razorfish's initial public offering, Communicade exercised this option and purchased 1,976,810 shares of Common Stock. The option had an exercise price of 80% of the Razorfish initial public offering price per share. At the time of exercise Communicade paid $8 per share, or a total of $15.8 million, which was 80% of an assumed offering price in the initial public offering of $10 per share. Razorfish has valued the option at the date of exercise and has recorded additional purchase price for the Spray acquisition of $6,325,792 as a pro forma adjustment to goodwill. After the option was exercised, the purchase price for the shares issued under the 10% option was increased to reflect the actual offering price of $16.00 per share in the initial public offering. Accordingly, at the closing of the initial public offering Communicade paid an additional $9,488,692 for the shares, the difference between the amount initially paid by Communicade based on the estimated initial public offering price and the amount payable based on the actual offering price.

   Simultaneously with the Spray acquisition, Messrs. Dachis and Kanarick each sold an additional 727,272 shares of Common Stock, representing a total of 4% of the issued and outstanding shares of Common Stock on the date of transfer, to Communicade in exchange for $1.5 million in cash.

 RSUB

   RSUB produces and publishes on-line content, including art, computer games, and literature, as well as screensavers, audio recordings, books and films. RSUB also manages artists and provides management consulting to artists. The majority of RSUB's common stock is owned by Communicade and Messrs. Dachis and Kanarick, each of whom is a stockholder of Razorfish. Michael S. Simon, an officer of Razorfish, is also a stockholder, a director and President of RSUB. Mr. Dachis is the Chief Executive Officer of RSUB, and Mr. Kanarick is Chairman of the Board, Chief Creative Officer and Secretary of RSUB.

   RSUB was formed in October 1997. Both prior to its formation, and for a period of time after, part of the RSUB business was operated as a division of Razorfish. In October 1997, Razorfish assigned to RSUB all of its rights, title and interest in and to all of the RSUB digital media properties owned by Razorfish, including the Razorfish Studios website and RSUB, The Razorfish Subnetwork (located at www.rsub.com), and all content located in such websites.

   In exchange for the use of its facilities, Razorfish allocates a portion of its overhead to RSUB, based on the ratio of the number of employees of RSUB to the number of employees of both Razorfish and RSUB. Until January 1999, Razorfish made its employees available to RSUB at a single discounted rate which was approximately 57% of the average billing rate for Razorfish employees. Razorfish currently charges RSUB its full billing rates with no discounts. In addition, Razorfish provides RSUB with funds to cover operating expenses and salaries which are refunded by RSUB. As of December 31, 1999, RSUB owed approximately $2,944,000 to Razorfish for certain services rendered by Razorfish employees, overhead and other advances made by Razorfish. Messrs. Dachis and Kanarick have unconditionally guaranteed to pay this amount to Razorfish in the event of a default by RSUB, pursuant to a guaranty entered into in December 1998. Razorfish expects that future amounts owed by RSUB will also be guaranteed by Messrs. Dachis and Kanarick.

   RSUB currently has 23 employees. Such employees occasionally perform work for Razorfish at the same hourly rate as is charged to RSUB for the use of Razorfish employees. RSUB also sells limited numbers of its products to Razorfish and its employees at a discounted rate to the retail cost. Such products are used by Razorfish primarily as promotional items for its clients.


   Razorfish licenses the "Razorfish" trademark and design logo to RSUB pursuant to a trademark license agreement on a royalty-free basis. The trademark license contains customary provisions giving Razorfish the ability to control the use of the Razorfish trademark by RSUB. Because the "Razorfish" trademark and design logo are licensed to RSUB, Razorfish's name and reputation could be materially and adversely affected by content published or actions taken by RSUB.

   In August 1999, Razorfish entered into a Convertible Note Purchase Agreement with RSUB pursuant to which Razorfish purchased from RSUB a convertible promissory note in the principal amount of $2,250,000. The note matures on the earlier of (A) August 2, 2002, or (B) the date of closing of RSUB's first firm commitment underwritten public offering pursuant to an effective Registration Statement under the Securities Act. RSUB has agreed to pay interest on the unpaid principal at the rate of 6% per annum. At Razorfish's option, the note may be converted into shares of RSUB common stock, par value $.01, at the rate of one share of RSUB common stock for each $3.00 outstanding under the note at the time of Razorfish's conversion request. Razorfish may convert all or part of the outstanding amount of principal and interest due on the note. Messrs. Dachis and Kanarick have personally guaranteed repayment of the note.

Other Transactions

   In December 1998, Messrs. Dachis and Kanarick, officers of Razorfish, sold 1,000,000 shares of Common Stock to Razorfish for an aggregate purchase price of $500,000. The purchase price was paid in full in March 1999. Messrs. Dachis and Kanarick sold these shares of Common Stock to Razorfish so that Razorfish could satisfy its obligations to an employee, who was a former executive officer, arising under a stock option agreement entered into by Razorfish and such employee. The 1,000,000 purchased shares were issued out of treasury to the employee in connection with the exercise in December 1998 of options held by him at an exercise price of $1.00 per share.

   Simultaneously with the Spray acquisition, Communicade purchased 563 common shares of Spray from Spray Ventures, representing 20% of the issued and outstanding shares of Spray at the time of the transaction. In connection with the Spray acquisition, all of these shares were exchanged for 3,953,620 shares of Common Stock. Upon the closing of these two transactions, Communicade owned a total of 11,235,774 shares of Common Stock.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on The NASDAQ 100, the Dow Jones Industrial and the S&P 500. The period shown commences on January 1, 1999 and ends on December 31, 1999, the end of the Company's last fiscal year. Please note that the Company's Common Stock was first traded in a public market on April 26, 1999. The graph assumes an investment of $100 on April 26, 1999, and the reinvestment of any dividends.

     The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

Indexed Price Graph
[Index Price Graph]

                            April 26, 1999 June 30, 1999 September 30, 1999 December 31, 1999
                            -------------- ------------- ------------------ -----------------
   Razorfish, Inc..........        0%          10.63%          29.85%            183.96%
   S&P 500.................        0%            .73%          (5.78%)             7.81%
   Dow Jones Industrial....        0%           1.28%          (4.57%)             6.14%
   NASDAQ 100..............        0%           4.07%           9.10%             68.00%

                           AVAILABILITY OF FORM 10-K

   The Company will provide to any stockholder, without charge, upon written request of such stockholder, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission. Such requests should be addressed to Razorfish, Inc., 32 Mercer Street, New York, New York 10013, Attention: Secretary.

                                 OTHER MATTERS

   The Annual Meeting is being held for the purposes set forth in the Notice of Annual Meeting of Stockholders which accompanies this Proxy Statement. The Board of Directors is not presently aware of any other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies. The presiding officer at the Annual Meeting may determine that any stockholder proposal was not permissible under or was not made in accordance with the procedures set forth in the Company's By-Laws or is otherwise not in accordance with law and, if he so determines, he may refuse to allow the stockholder proposal or nomination to be considered at the Annual Meeting.

   It is important that your shares be represented at the Annual Meeting. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope, or to vote using Razorfish's telephone or Internet voting procedures.

                                          By Order of the Board of Directors,

                                          /s/ JEFFREY A. DACHIS
                                          -----------------------------------
                                          Jeffrey A. Dachis
                                          Chief Executive Officer

New York, New York
June 6, 2000

                                                                       EXHIBIT A
                                RAZORFISH, INC.

                          CHARTER OF THE AUDIT COMMITTEE

PURPOSE:

   The Audit Committee will make such examinations as are necessary to monitor Razorfish Inc. and its subsidiaries' (the "Company") systems of internal accounting control, corporate financial reporting and its internal and external audits, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors' attention.

   In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

MEMBERSHIP:

   The Audit Committee shall initially consist of two members until such time as the third independent director is appointed by the Board of Directors, which shall occur no later than June 14, 2001. Each of the Audit Committee members:

  1. Will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

  2. Will have the ability to read and understand financial statements, including balance sheets, income statements and cash flow statements; and

  3. Will (i) be an independent director; or (ii) if the Board of Directors determines it to be in the best interests of the Company and its stockholders to have one (1) non-independent director, and the Board of Directors discloses the reasons for the determination in the Company's next annual proxy statement, then the Company may appoint one (1) non-independent director to the Audit Committee if the director is not a current employee or officer of the Company, or an immediate family member of a current employee or officer.

RESPONSIBILITIES:

   The responsibilities of the Audit Committee shall include:

  1. Reviewing on a continuing basis the adequacy of the Company's system of internal controls.

  2. Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's internal audit function.

  3. Reviewing the independent auditors' proposed audit scope, approach, and independence.

  4. Conducting a review before release of the audited financial statements and audit findings, including any significant suggestions for improvements, provided to management by the independent auditors and conducting a review of Management's Discussion and Analysis in the Company's annual report on Form 10-K.

  5. Reviewing the performance of the independent accountants, who shall be accountable to the Board and the Audit Committee.

  6. Recommending the appointment of independent auditors to the Board of Directors.

  7. Reviewing fee arrangements with the independent auditors.

  8. Reviewing before release the unaudited quarterly operating results in the Company's quarterly earnings release;

  9. Overseeing compliance with the requirements of the Securities and Exchange Commission for disclosure of independent auditor's services and audit committee members and activities;

  10. Reviewing management's monitoring of compliance with the Foreign Corrupt Practices Act;

  11. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

  12. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

  13. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

  14. Reviewing related party transactions for potential conflicts of interest;

  15. Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulations S-K and S-B and Item 7(e)(3) of Schedule 14A; and

  16. Performing other oversight functions as requested by the full Board of Directors.

   In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.

MEETINGS:

   The Audit Committee will meet at least two times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

   The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent accountant of the Company, after completion but prior to release of materials, at such times as it deems appropriate, to review the independent accountant's examinations and management reports.

MINUTES:

   The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

                       ANNUAL MEETING OF STOCKHOLDERS of

                                RAZORFISH, INC.

                                  July 6, 2000

                           PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.


YOUR CONTROL NUMBER IS [graphic of arrow] [              ]

                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      votes as in this
      example


                    The Board of Directors recommends a vote
         FOR the election of each Director Nominee and FOR proposal 2.

                         FOR       WITHHOLD                                                    FOR       AGAINST        ABSTAIN
     1.   Election       [ ]         [ ]   Nominees: Pat A. Loconto        2. Approval and     [ ]         [ ]            [ ]
          of                                         Michael S. Simon         Ratification
          Directors.                                 Jeffrey A. Dachis        of Amendment to
                                                     Craig M. Kanarick        1999 Stock
                                                     Carter F. Bales          Incentive Plan
For, except vote withheld from the following                               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
nominee(s):                                                                PROMPTLY USING THE ENCLOSED ENVELOPE.

-----------------------------------------



Signature:                      Signature:                       Date:
          ----------------------          -----------------------     ----------

NOTE: Please sign exactly as your name appears on stock certificate. If acting as attorney, executor, trustee, guardian or other representative capacity, sign name and title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If held jointly, both parties, must sign and date.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                                 RAZORFISH, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  July 6, 2000

      The undersigned stockholder of Razorfish, Inc. (the "Company") hereby appoints Jeffrey A. Dachis and Michael S. Simon and each of them, with full power of substitution as proxies to vote all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on July 6, 2000, at 10:00 a.m. eastern standard time at the offices of the Company, 32 Mercer Street, New York, NY 10013 and at any adjournment or postponement of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that properly come before the Annual Meeting of Stockholders of the Company, in accordance with and as described in the Notice of Annual Meeting of Stockholders and the Proxy Statement. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this proxy is returned without direction being given, this proxy will be voted FOR all proposals.

              (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)